Exhibit 10.1

ASSET PURCHASE AGREEMENT
between
PRESS-ENTERPRISE COMPANY,
as the Seller,
AHC CALIFORNIA PROPERTIES, LLC
and
A. H. BELO MANAGEMENT SERVICES INC.,
as the Affiliated Sellers,
and
FREEDOM COMMUNICATIONS HOLDINGS, INC.,
as the Buyer,
Dated as of October 9, 2013

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

EXHIBITS AND SCHEDULES

Exhibit A        Form of Assignment of Intellectual Property
Exhibit B        Form of Assumption Agreement
Exhibit C        Form of Bill of Sale
Exhibit D        Form of Limited Guaranty
Exhibit E        Form of Transition Services Agreement
Exhibit F        Form of Adjustment Escrow Agreement
Exhibit G        Legal Description of AHC Land
Exhibit H        Buyer’s Pro Forma
Exhibit I        Form of Grant Deed
Exhibit J        Form of Deed Restriction
Exhibit K        Form of Construction Easement
Exhibit L        AHC Real Property Disclosure Items

Schedule 1.1(a)    Accounting Rules
Schedule 1.1(b)    Definition of Business
Schedule 1.1(c)    Knowledge Persons
Schedule 1.1(d)    Net Working Capital
Schedule 2.1    Affiliated Transferred Assets
Schedule 2.1(b)    Assumed Contracts
Schedule 2.2(c)    Excluded Names and Marks
Schedule 2.2(j)    Other Excluded Assets
Schedule 2.4(e)    Enhanced Severance Arrangements
Schedule 2.7(b)    Required Consents

Disclosure Schedules

i

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of October 9, 2013 (this “Agreement”), between Press-Enterprise Company, a Delaware corporation (the “Seller”), AHC California Properties, LLC, a Delaware limited liability company (“AHC California”), and A. H. Belo Management Services Inc., a Delaware corporation (“AHBMS” and, together with AHC California and AHBMS, the “Affiliated Sellers”), on the one hand, and Freedom Communications Holdings, Inc., a Delaware corporation (the “Buyer”).
RECITALS
A.    The Seller is engaged in the Business (as defined below).
B.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein. Further, the Affiliated Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Affiliated Sellers, certain assets related to, used or held for use in connection with the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Affiliated Sellers relating thereto.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Accounting Principles” means the accounting principles, policies and practices used in the preparation of the Balance Sheet, applied on a consistent basis in accordance with GAAP.
“Action” means any claim, action, suit, arbitration, proceeding, inquiry or investigation, or any appeal from any of the foregoing, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that Belo Corp., a Delaware corporation, shall not be deemed an Affiliate of the Seller; provided, further, that each Affiliated Seller shall be deemed an Affiliate of the Seller.
“AHC Deed” shall mean a Grant Deed for the AHC Real Property in the form attached hereto as Exhibit I.
“AHC Deed Restriction” shall mean a Deed Restriction for the AHC Real Property in the form attached hereto as Exhibit J.
“AHC Fixtures” shall mean the fixtures which are located at and affixed to any of the AHC Improvements as of the date hereof and as of the Closing Date.
“AHC Improvements” shall mean the buildings, improvements, and structures located on the AHC Land.
“AHC Land” shall mean that certain parcel of land and appurtenances thereto more particularly described on Exhibit G including AHC California’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land appurtenant thereto.
“AHC Licenses and Permits” shall mean, collectively, to the extent assignable, all licenses, permits, approvals, authorizations, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Authority to AHC California in connection with the AHC Real Property, together with all renewals and modifications thereof.
“AHC Personal Property” shall mean all of the right, title, and interest of AHC California in and to the tangible personal property which is located at and used solely in connection with any of the AHC Real Property as of the Closing Date, but specifically excluding any computer software which is licensed to AHC California or which Seller deems proprietary. AHC Personal Property shall not include (i) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the AHC Property, including, without limitation, budgets prepared by or on behalf of AHC California or any affiliate, and (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the purchase of the AHC Property by AHC California, or which are subject to a confidentiality agreement.
“AHC Property” shall mean the AHC Real Property, the AHC Personal Property and to the extent transferable, all of AHC California’s right, title and interest in and to the following tangible and intangible assets of any nature relating solely to the AHC Real Property and/or the AHC Personal Property: (a) all warranties upon the AHC Improvements or the AHC

Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements located at the Real Property on the date hereof, (c) all works of art, graphic designs, and other intellectual or intangible property used by AHC California in connection with the AHC Property, including any trade name associated with the AHC Improvements, (d) all claims and causes of action arising out of or in connection with the AHC Property after the Closing Date, and (e) the AHC Licenses and Permits (the items described in the foregoing clauses (a) through (d), collectively, the “AHC Intangible Property”).
“AHC Real Property Disclosure Items” shall mean the items referenced on Exhibit L hereto.
“AHC Real Property” shall mean the AHC Land, the AHC Improvements, and the AHC Fixtures.
“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Intellectual Property, the Adjustment Escrow Agreement, the Transition Services Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement or any of the foregoing documents referenced in this definition.
“Assignment of Intellectual Property” means an assignment agreement, substantially in the form attached hereto as Exhibit A.
“Assumption Agreement” means an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B.
“Balance Sheet Principles” means, collectively, the Accounting Principles and the additional rules set forth on Schedule 1.1(a); provided, that in the event of a conflict between the Accounting Principles and the rules set forth on Schedule 1.1(a), the rules set forth on Schedule 1.1(a) apply.
“Bill of Sale” means a bill of sale, substantially in the form attached hereto as Exhibit C.
“Business” means the business as set forth and described on Schedule 1.1(b).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, New York.
“Business Employees” means all individuals employed by the Seller immediately prior to the Closing Date (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (iii) those on short-term disability under the Seller’s short-term disability program (“Leave Employees”)), whose duties relate to the operations of the Business regardless of the company payroll on which such individuals are listed.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Buyer’s Pro Forma” shall mean the pro forma title insurance policy bearing Policy No. 625545 provided to Seller by the Title Company, and attached hereto as Exhibit H.
“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.
“Construction Easement” shall mean an easement in the form attached hereto as Exhibit K.
“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, Contracts (including employment, consulting, severance or other similar Contract), policies, programs and arrangements of the Seller (other than routine administrative procedures) in connection with the Business in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or other restriction of any kind, including any restriction on, or transfer or other assignment, as security or otherwise, of or relating to, use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
“Excluded Building” means that certain office tower located at 3450 Fourteenth Street, Riverside, California, which was sold by the Seller to the County of Riverside, a political subdivision of the State of California.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any national, federal, regional, state, provincial, local or other governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers (collectively, “Domain Names”), trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (including all continuations, divisions, or reissues thereof) (collectively, “Patents”); (iii) all rights of authorship, including exclusive exploitation rights, copyrights, moral rights, publicity rights, database rights, mask works and registrations and applications therefor (collectively, “Copyrights”); and (iv) trade secrets, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, software, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
“IRS” means the Internal Revenue Service of the United States.
“June 1 Letter” means that certain letter from Daniel J. Blizzard, Secretary and Assistant Treasurer of Covenantor to Dan Chudy, Ph.D, CBO of the Community Development Department of the City of Riverside, dated June 1, 2013.
“Knowledge” with respect to the Seller or any Affiliated Seller means the actual knowledge of the Persons listed in Schedule 1.1(c).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leaseback Agreement” means that certain Interim Lease, dated as of July 2, 2013, by and between the County of Riverside, a political subdivision of the State of California, and the Seller, with respect to a portion of the Excluded Building.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
“Limited Guaranty” means a limited guaranty from A. H. Belo Corporation, a Delaware corporation (the “Parent”), in favor of the Buyer substantially in the form attached hereto as Exhibit D.
“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the Business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole, relative to the past performance of the Business or (b) materially impairs the ability of the Seller or any Affiliated Seller to consummate, or prevents or materially delays, any of the Transactions or would reasonably be expected to do so; provided, however, that Material Adverse Effect shall not include any event, change, occurrence or effect resulting from (i) general changes or developments in the industry in which the Business operates, including changes and developments to the Business that are consistent with general industry trends, (ii) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (iii) natural disasters or calamities, (iv) any actions (or omissions of actions) expressly required under this Agreement or taken at the specific request of the Buyer, (v) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (vi) the announcement or pendency of this Agreement or any of the Transactions; provided, that with respect to clauses (i), (ii), (iii), and (v), the impact of such event, change, occurrence or effect is not disproportionately adverse to (x) the Business, taken as a whole, relative to other participants in the industry in which the Business operates or (y) the value of the AHC Land and AHC Improvements.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Business, other than the Excluded Assets (the “Current Assets”) minus (ii) the consolidated current liabilities of the Business, other than the Excluded Liabilities (the “Current Liabilities”), in each case, including any current assets and current liabilities of the Seller or AHC California related to the AHC Property or resulting from the Assumed Contracts and calculated in accordance with the Balance Sheet Principles. Schedule 1.1(d) sets forth the specific line items included in Current Assets and Current Liabilities and an illustrative calculation of Net Working Capital as of the Balance Sheet Date.
“New Office Building” means that certain Leased Real Property located at 1955 Chicago Avenue, Suite 200, Riverside, California.
“Office Relocation” means the relocation of the operations of the Business currently conducted in the Excluded Building to the New Office Building.
“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Action.
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business securing obligations that are not due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) arising or incurred in the ordinary course of business, and (iv) any Encumbrances that do not, individually or in the aggregate, materially detract from the value of the Transferred Assets or materially impair the continued ownership, use and operation of the Transferred Assets in the Business as currently conducted.
“Person” means an individual, corporation (including any non‑profit corporation), partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, estate, trust, association, cooperative, foundation, society, political party, union, firm, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party” Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has in the past two years been, an officer of the Seller; (b) any spouse, parent, child or sibling of each of the individuals referred to in clause “(a)” above; and (c) any Person (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling interest or a voting or equity interest material to such Person.
“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Seller Taxes” means any and all Taxes (a) arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (including any Taxes that are the Liability of the Seller pursuant to Section 6.1); and (b) of the Seller, any Affiliated Seller or any of their Affiliates for any period that is not related to the Transferred Assets or the Business that could become a Liability of, or be assessed or collected against, the Buyer, or that could become an Encumbrance on the Transferred Assets, including, without limitation, any Liability of Seller or any Affiliated Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than any Assumed Contract) or otherwise or any Liability for Transfer Taxes except to the extent allocated to Buyer pursuant to Section 6.4.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Survey” or "Surveys" shall mean, individually, or collectively, those certain ALTA surveys of the Land and Improvements commissioned by the Buyer or the Seller in connection with the Buyer’s investigation of the Property, to be performed by Albert A. Webb and Associated relating to Work Order 13-0001 and Foresight Engineering Inc. relating to Project No. 176-122.
“Target Net Working Capital” means $1,910,726.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.
“Title Company” shall mean First American Title Insurance Company.
“Transactions” means (a) the execution and delivery of this Agreement and the respective Ancillary Agreements, and (b) all of the transactions contemplated by this Agreement and the respective Ancillary Agreements, including: (i) the sale of the Transferred Assets by the Seller and the Affiliated Sellers to the Buyer in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by the Buyer pursuant to the Assumption Agreement; and (iii) the performance by the Seller, the Affiliated Sellers and the Buyer of their respective obligations under this Agreement and the Ancillary Agreements, and the exercise by the Seller, the Affiliated Sellers and the Buyer of their respective rights under the this Agreement and the Ancillary Agreements.
“Transfer Taxes” means sales, use, commercial activity, registration, value added, transfer, stamp, stock transfer, property transfer, real property transfer and similar Taxes, together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed by any taxing authority or other Governmental Authority in connection with this Agreement.
“Transition Services Agreement” means that certain transition services agreement, substantially in the form attached hereto as Exhibit E, pursuant to which the Seller or one or more of its Affiliates shall temporarily provide certain transition services to the Buyer.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Access Agreement	4.7(a)
Adjustment Escrow Amount	2.6
Affiliated Sellers	Preamble
Affiliated Transferred Assets	2.1
Agreement	Preamble
AHBMS	Preamble
AHC California	Preamble
Assumed Contacts	2.1(b)
Assumed Liabilities	2.3
Balance Sheet	3.5(a)
Balance Sheet Date	3.5(a)
Basket Amount	8.5(b)(iii)
Books and Records	2.1(i)
Business Domain Names	3.13(a)
Business Intellectual Property	2.1(d)
Business Patents	3.13(a)
Business Permits	2.1(h)
Business Registered Copyrights	3.13(a)
Business Registered IP	3.13(a)
Business Registered Marks	3.13(a)
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Savings Plan	5.5(d)
Buyer Welfare Benefit Plans	5.5(e)(i)
Cap	8.5(b)(i)
Classified Ventures	2.2(k)(ii)
Closing	2.7
Closing Net Working Capital	2.9(a)
Closing Statement	2.9(a)
COBRA Obligations	5.5(e)(ii)
Confidential Information	5.6(b)
Confidentiality Agreements	5.6
Construction Obligations	2.4(f)
Disclosure Schedules	Article III
Environmental Laws	3.15(b)(i)
Environmental Permits	3.15(b)(ii)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	3.5(a)
Fundamental Representations	8.1
Indemnified Party	8.4(a)

Indemnifying Party	8.4(a)
Independent Accounting Firm	2.9(c)
Interim Financial Statements	3.5(a)
Inventory	2.1(g)
Kaiser Employees	5.5(e)(iii)
Leased Premises	3.12(c)
Leased Real Property	3.12(b)
Losses	8.2
Material Contracts	3.16(a)
Minimum Loss Amount	8.5(b)(iii)
Net Adjustment Amount	2.9(d)(i)
North County Times Business	2.2(m)
Notice of Disagreement	2.9(b)
Permits	3.7(b)
Post-Closing Tax Period	6.1
Pre-Closing Tax Period	6.1
Pre-Deed Recordable Documents	7.3(d)
Preliminary Closing Statement	2.9(a)
Preliminary Net Working Capital	2.9(a)
Price Allocation	2.10(a)
Purchase Price	2.6
Real Property	2.1(c)
Real Property Leases	3.12(b)
Receivables	2.1(e)
Seller	Preamble
Seller Assumed Contracts	2.1(b)
Seller Business Permits	2.1(h)
Seller Indemnified Parties	8.3
Seller Real Property	2.1(c)
Seller Savings Plan	5.5(d)
Seller Tangible Personal Property	2.1(f)
Seller Transferred Assets	2.1
SoCal Printing Real Estate	2.2(k)(i)
Tangible Personal Property	2.1(f)
Tax Representations	8.1
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Title Policy	7.3(d)
Transferred Assets	2.1
Transferred Employees	5.5(a)
WARN Act	5.5(g)

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller and each Affiliated Seller shall sell, assign, transfer, convey and deliver to the Buyer, all of the Seller’s or such Affiliated Seller’s right, title and interest as of the Closing Date in and to the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of: (1) each Affiliated Seller’s right, title and interest in and to all of the assets, properties and rights listed on Schedule 2.1 (the “Affiliated Transferred Assets”) and (2) the Seller Transferred Assets. “Seller Transferred Assets” shall mean all of the Seller’s right, title and interest in and to all of the assets, properties and rights of every nature, kind and description (wherever located), whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business (other than the Excluded Assets), as they exist at the time of the Closing, including the assets, properties and rights referred to below:
(a) all Current Assets as of the Closing Date;
(b) all Contracts to which the Seller is a party or by which the Seller is bound that relate to the Business, the Office Relocation or the AHC Property (other than the Contracts excluded pursuant to Section 2.2(m) and any intercompany leases or other arrangements terminated pursuant to Section 5.4 (including any leases or other arrangements with respect to any real property owned by AHC California)), including all Contracts listed on Schedule 2.1(b) (the “Seller Assumed Contracts” and, together with all Contracts included in the Affiliated Transferred Assets, the “Assumed Contracts”);
(c) except for any interests in real property resulting from intercompany leases or other arrangements terminated pursuant Section 5.4 (including any leases or other arrangements with respect to any real property owned by AHC California), all real property, leaseholds and other interests in real property owned or leased by the Seller and related to, used or held for use in connection with the Business (including pursuant to the Leaseback Agreement), together with the Seller’s right, title and interest in and to all structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing (the “Seller Real Property” and, together with the AHC Real Property, the “Real Property”);

(d) all Intellectual Property owned by the Seller and related to, used or held for use in connection with the Business (the “Business Intellectual Property”);
(e) all accounts receivable, notes receivable and other receivables due to the Seller that arise out of the operation of the Business (the “Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
(f) all machinery, equipment, information technology and communications hardware, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property related to, used or held for use in connection with the Business (the “Seller Tangible Personal Property” and, together will all tangible personal property included in the Affiliated Transferred Assets, the “Tangible Personal Property”);
(g) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Seller and related to, used or held for use in connection with the Business (the “Inventory”);
(h) all Permits related to, used or held for use in connection with the Business, to the extent transferable (the “Seller Business Permits” and, together with all Permits included in the Affiliated Transferred Assets, the “Business Permits”);
(i) all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, mailing lists, sales and promotional literature, manuals, blueprints, research files and materials, Intellectual Property disclosures and information, media materials, and customer and supplier correspondence owned by the Seller relating to the Business (the “Books and Records”);
(j) all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from or relating to the Business;
(k) all rights to causes of action, lawsuits, judgments, claims, demands, rights of recovery and rights of set-off of any nature in favor of the Seller to the extent arising from or relating to the Business, the Transferred Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, including: (i) all rights under any Assumed Contracts, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and similar rights in favor of the Seller arising from or relating to the Business, the Transferred Assets or the Assumed Liabilities; and
(l) the goodwill and going concern value and other intangible assets, if any, arising from or relating to the Business.
Section 2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, neither the Seller nor any Affiliated Seller is selling, and the Buyer is not purchasing, any assets other than those specifically listed or described in Section 2.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller and each Affiliated Sellers, all of which shall be retained by the Seller or such Affiliated Seller, as applicable (collectively, the “Excluded Assets”):
(a) all of the Seller’s and any Affiliated Seller’s cash and cash equivalents, except as provided in Section 2.1(j);
(b) the Seller’s and any Affiliated Seller’s corporate books and records of internal corporate proceedings, Tax records, work papers and books and records that the Seller or such Affiliated Seller is required by Law to retain (provided that the Seller or such Affiliated Seller shall provide the Buyer copies of any such retained items that would otherwise be considered Books and Records);
(c) all rights in the names and marks listed on Schedule 2.2(c) and any variation or derivation thereof;
(d) all of the Seller’s and any Affiliated Seller’s bank accounts;
(e) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Seller or any Affiliated Seller that are not Transferred Assets;
(f) any interest in or right to any refund or credit of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date, any Tax assets related to real property or personal property, and any net operating losses of the Seller or any of its Affiliates;

(g) any insurance policies and rights, claims or causes of action thereunder;
(h) except as specifically provided in Section 5.5, any Employee Plan and any assets relating to any Employee Plan (including any assets related to the Press-Enterprise Company Executive Retirement and Savings Plan);
(i) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
(j) the assets of the Seller or any Affiliated Seller listed on Schedule 2.2(j);
(k) (i) all real property, leaseholds and other interests in real property used or held for use exclusively in the commercial printing business operated as SoCal Commercial Printing, together with all right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing (the “SoCal Printing Real Estate”) or (ii) all assets, properties and rights (wherever located), whether tangible or intangible, used or held for use exclusively in the business of selling any Classified Ventures products (the “Classified Ventures Business”);
(l) all Intellectual Property not owned, purported to be owned or held by the Seller and all technology assets, agreements, contracts and licenses not used or held for use in the Business;
(m) all Contracts by and between Seller, on the one hand, and Manchester Freedom, LLC or Lee Publications, Inc. d/b/a North County Times, on the other hand, and all rights to receive payment, to assert claims or to take other rightful actions in respect of breaches, defaults and other violations thereof (the “North County Times Business”); and
(n) all rights of the Seller or any Affiliated Seller under this Agreement and the Ancillary Agreements.
Section 2.3    Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy the following, and only the following, Liabilities and obligations of the Seller and the Affiliated Sellers relating to the Business (the “Assumed Liabilities”):

(a) all Liabilities of the Business reflected or reserved against in the Balance Sheet or the notes thereto, except to the extent constituting Excluded Liabilities or relating to Excluded Assets (including any Liabilities relating to the business of AHC California (other than those relating to the AHC Property), the SoCal Printing Real Estate, the Classified Ventures Business or the North County Times Business);
(b) all Liabilities incurred by the Business subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice, except to the extent arising out of a breach or violation of Law or any Contract prior to the Closing;
(c) all Current Liabilities;
(d) all Liabilities arising out of or relating to the conduct or operation of the Business after the Closing;
(e) all Liabilities accruing, arising out of or relating to the ownership or use of the Transferred Assets after the Closing, including, without limitation, those regarding the physical, environmental or legal compliance of the AHC Property, but expressly excluding all Liabilities under the June 1 Letter;
(f) any Taxes to be paid by the Buyer pursuant to Article VI;
(g) all Liabilities of the Seller or any Affiliated Seller under the Assumed Contracts and the Business Permits to be performed on or after, or in respect of periods following, the Closing Date;
(h) the specific Liabilities assumed by the Buyer pursuant to Section 5.5; and
(i) the specific Liabilities imposed by the Deed Restriction.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, the Buyer is not assuming and the Seller shall retain, pay, perform or otherwise satisfy, all Liabilities of the Seller and each Affiliated Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:
(a) all Seller Taxes;

(b) any Liability arising in respect of or relating to Business Employees on or prior to the Closing, including those Liabilities retained by the Seller pursuant to Section 5.5, arising in respect of or relating to Business Employees or any Employee Plan;
(c) any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date, other than current accounts payable or accrued expenses of the Seller with respect to the Business incurred or accrued in the ordinary course of business;
(d) any Liability or obligation relating to an Excluded Asset, including any Liability or obligation relating to the SoCal Printing Real Estate, the Classified Ventures Business or the North County Times Business;
(e) any Liability resulting from the enhanced severance packages granted to the employees of the Business set forth on Schedule 2.4(e) pursuant to letters dated December 17, 2012;
(f) any Liability imposed by the AHC Real Property Disclosure Items, other than the Liabilities imposed by the Deed Restriction (which, for the avoidance of doubt, Seller is assuming hereunder), including, without limitation, the construction, demolition and/or utility separation work which AHC California, Seller and/or any Affiliate thereof is obligated to undertake, as set forth thereon (such obligation, the “Construction Obligations”); and
(g) any Liability set forth on Schedule 2.4(g).
To the extent, if any, that any Liability might be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such Liability shall be determined pursuant to equitable principles.
Section 2.5    Consents to Certain Assignments.
(a) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent or waiver of a third party, would constitute a breach or other contravention under any agreement or Law to which the Seller or any Affiliated Seller is a party or by which it is bound unless and until such consent or waiver shall be given. The Seller or any Affiliated Seller, as applicable, shall use its commercially reasonable efforts (which, for clarity, shall not require any payments or other separate consideration from the Seller or any Affiliated Seller to any third party) to obtain any consents or waivers required to assign to the Buyer any Transferred Asset that requires the consent or waiver of a third party, without any conditions to such transfer or changes or modifications of terms thereunder.
(b) If any such consent or waiver is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, the Seller or Affiliated Seller, as applicable, and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller or such Affiliated Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer. The Seller or such Affiliated Seller shall promptly pay to the Buyer when received all monies received by the Seller or such Affiliated Seller under such Transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall promptly pay the Seller or such Affiliated Seller for, or otherwise satisfy, all corresponding Liabilities for the enjoyment of such claim, right or benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or waiver as described herein had been obtained.
Section 2.6    Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $27,250,000 (the “Purchase Price”) minus $500,000 (the “Adjustment Escrow Amount,” which amount shall be deposited into the Adjustment Escrow Account by the Buyer pursuant to Section 2.11), in immediately available funds in United States dollars, and (b) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment after the Closing Date as provided in Sections 2.8 and 2.9.
Section 2.7    Closing.
(a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067, at 10:00 a.m. Pacific time on October 15, 2013 or, if later, the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
(b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer (or, if indicated below, the Title Company) the following documents:
(i)        the Bill of Sale, duly executed by the Seller and the Affiliated Sellers;
(ii)    the Assumption Agreement, duly executed by the Seller and the Affiliated Sellers;
(iii)    the Assignment of Intellectual Property, duly executed by the Seller;
(iv)    the Limited Guaranty, duly executed by the Parent;
(v)    the Transition Services Agreement, duly executed by the Seller;
(vi)    the Adjustment Escrow Agreement, duly executed by the Seller;
(vii)    certified resolutions of the board of directors (or equivalent governing body) of the Seller and each of the Affiliated Sellers authorizing the Transactions;
(viii)    an original of the AHC Deed, duly executed by AHC California and acknowledged, which shall be delivered to the Title Company;
(ix)    an original of the AHC Deed Restriction, duly executed by AHC California and acknowledged, which shall be delivered to the Title Company;
(x)    an original of the Construction Easement, duly executed by AHC California and acknowledged, which shall be delivered to the Title Company;
(xi)    a set of keys to the AHC Real Property; provided that such items being located at the AHC Real Property on the Closing Date shall be deemed to be delivered to Buyer as required hereunder;
(xii)    a duly completed and signed real estate transfer tax declaration(s) for the AHC Real Property, which shall be delivered to the Title Company;

(xiii)    such other documents as may be customarily or reasonably required by the Title Company (which shall be delivered to the Title Company) or as may be agreed upon by the Seller and the Buyer to consummate the purchase of the AHC Property and the delivery of the Title Policy as contemplated by this Agreement;
(xiv)    a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a);
(xv)    a certificate of non-foreign status from the Seller and each Affiliated Seller in compliance with Treasury Regulations Section 1.1445-2;
(xvi)    executed copies of all consents and waivers (in form and substance reasonably acceptable to the Buyer) set forth on Schedule 2.7(b); and
(xvii)    such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, as may be necessary or appropriate to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer and to put the Buyer in actual possession or control of the Transferred Assets, duly executed by the Seller or Affiliated Sellers, as applicable.
(c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:
(i)        the Bill of Sale, duly executed by the Buyer;
(ii)    the Assumption Agreement, duly executed by the Buyer;
(iii)    the Limited Guaranty, duly executed by the Buyer;
(iv)    the Transition Services Agreement, duly executed by the Buyer;
(v)    the Adjustment Escrow Agreement, duly executed by the Buyer;
(vi)    such other documents as may be customarily or reasonably required by the Title Company or as may be agreed upon by the Seller and the Buyer to consummate the purchase of the AHC Property and the delivery of the Title Policy as contemplated by this Agreement;
(vii)    certified resolutions of the Board of Directors of the Buyer authorizing the Transactions;

(viii)    a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and
(ix)    such other assumptions, documents and instruments, as may be necessary or appropriate to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.
Section 2.8    Pre-Closing Adjustment of Purchase Price.
(a) Within five Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) setting forth the Seller’s good faith estimate of the calculation of the Net Working Capital as of 12:01 a.m. on the Closing Date (the “Preliminary Net Working Capital”), prepared in accordance with the Balance Sheet Principles. Prior to the Closing the Seller and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amount of the Preliminary Net Working Capital as reflected in the Preliminary Closing Statement shall be used for purposes of adjusting the Purchase Price on the Closing Date. Any failure of the Buyer to raise any objection or dispute in connection with the Preliminary Closing Statement shall not in any way prejudice Buyer’s right to raise any matter in the Closing Statement.
(b) On the Closing Date, the Purchase Price shall be adjusted, if the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement is not equal to the Target N et Working Capital, as follows:
(i)        if the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement is greater than the Target Net Working Capital, the Purchase Price shall be adjusted upward by the amount of such excess; or
(ii)    if the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement is less than the Target Net Working Capital, the Purchase Price shall be adjusted downward by the amount of such deficit.
Section 2.9    Post-Closing Adjustment of Purchase Price.
(a) Within 60 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Closing Statement”) that shall set forth a calculation of the actual Net Working Capital as of 12:01

a.m. on the Closing Date (the “Closing Net Working Capital”), prepared in accordance with the Balance Sheet Principles.
(b) During the 20 Business Day period following the Seller’s receipt of the Closing Statement, the Buyer shall cooperate with the Seller and its Representatives to provide them with any information used in preparing the Closing Statement reasonably requested by the Seller and its Representatives reasonably available to the Buyer. The Closing Statement shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Seller shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.9(c).
(c) During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten (10) Business Day period, the Seller shall cooperate with the Buyer and its Representatives to provide them with any information used in preparing the Notice of Disagreement reasonably requested by the Buyer or its Representatives reasonably available to the Seller. Any disputed items resolved in writing between the Buyer and the Seller within such ten (10) Business Day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement, the Closing Statement (including the calculation of the Closing Net Working Capital) so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such ten (10) Business Day period, the Seller and the Buyer shall submit, in writing, to a mutually acceptable independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of the Closing Net Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the calculation of the Closing Net Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the standards set forth in this Section 2.9 within the range of the difference between Buyer’s position with respect thereto and Seller’s position with respect thereto. The determination of the Independent Accounting Firm shall be based solely on the briefs submitted by the parties and not on independent review, and shall be accompanied by a certificate of the

Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.9. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.9. The costs of any dispute resolution pursuant to this Section 2.9(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Statement (including the computation of the Closing Net Working Capital) and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(d) The Purchase Price shall be adjusted if the Closing Net Working Capital as finally determined pursuant to this Section 2.9 is not equal to the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement, as follows:
(i)        for purposes of this Agreement, “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Net Working Capital as finally determined pursuant to this Section 2.9 minus the Preliminary Net Working Capital as set forth on the Preliminary Closing Statement;
(ii)    if the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upward in an amount equal to the Net Adjustment Amount, and the Buyer shall pay such amount to the Seller; and
(iii)    if the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downward in an amount equal to the Net Adjustment Amount, and such amount shall be released from the Adjustment Escrow Account by the Adjustment Escrow Agent and paid to the Buyer, provided that if the Net Adjustment Amount exceeds the Adjustment Escrow Amount, the Seller shall pay an amount equal to such excess to the Buyer;

Upon completion of the Purchase Price adjustment process pursuant to this Section 2.9, the Adjustment Escrow Agent shall, to the extent any amounts remain in the Adjustment Escrow Account, release such amounts to the Seller.
(e) Payment in respect of Section 2.9(d) (including amounts released from the Adjustment Escrow Account) shall be made within three (3) Business Days of final determination of the Closing Net Working Capital pursuant to the provisions of this Section 2.9 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the Seller or Buyer, as applicable, at least two Business Days prior to such payment date.
Section 2.10    Purchase Price Allocation; Withholding.
(a) For all Tax purposes, the Purchase Price shall be allocated among the Seller and each Affiliated Seller based on the relative fair market value of the assets (taking account of the related Assumed Liabilities) transferred by each such seller pursuant to this Agreement and the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Transferred Assets for federal income tax purposes) that is allocated to the Seller and each Affiliated Seller shall be allocated among the Transferred Assets that are transferred by such Seller or Affiliated Seller pursuant to this Agreement in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder. The Buyer shall be responsible for the preparation of an allocation of the Purchase Price among the Seller and each Affiliated Seller and the Transferred Assets that are transferred by the Seller and each Affiliated Seller. Within 120 days after the Closing Date, the Buyer shall forward the proposed Purchase Price allocation and a draft IRS Form 8594 to the Seller and each Affiliated Seller for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed (such amount as finally determined pursuant to this Section 2.9(a), the “Price Allocation”). If the Seller and Affiliated Sellers agree in writing with the Price Allocation or fail to object in writing to the Price Allocation within 20 Business Days following receipt thereof from the Buyer, the Price Allocation shall be conclusive and binding upon the Buyer and the Seller and Affiliated Sellers for all Tax purposes. If the parties are unable to agree on the Price Allocation after good faith consultation, the matters in dispute shall be referred for resolution to the Independent Accounting Firm, which expense shall be borne equally by the Seller and Affiliated Sellers, on the one hand, and the Buyer, on the other hand. The Independent Accounting Firm shall resolve any disputed matters as promptly as practicable, and the Independent Accounting Firm’s decision with respect to any such matter shall be conclusive and binding on the Buyer, the Seller, the Affiliated Sellers and their respective Affiliates for applicable Tax purposes.

(b) Each party agrees to timely file any form required to be filed by applicable Law reflecting the Price Allocation (including IRS Form 8594). The Price Allocation made pursuant to this Section shall be binding on the Buyer and the Seller for all Tax reporting purposes. Neither the Buyer nor the Seller shall take any position inconsistent with the Price Allocation in connection with any Tax proceeding. If any Governmental Authority disputes the Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Buyer and Seller shall deliver to the other party a copy of its IRS Form 8594.
(c) Each of the Buyer and the Seller hereby agrees to revise the Purchase Price allocation to reflect any adjustment to the Purchase Price pursuant to Section 2.8 or Section 8.9 in accordance with Section 1060 of the Code and the Treasury regulations thereunder.
(d) The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller or any other Person such amounts as the Buyer determines, after good faith consultation with Seller, it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.11    Adjustment Escrow. Prior to the Closing, the Seller and the Buyer shall create an escrow account (the “Adjustment Escrow Account”) by entering into an escrow agreement substantially in form attached hereto as Exhibit F (the “Adjustment Escrow Agreement”) with Wilmington Trust, as escrow agent (or its successor under the Adjustment Escrow Agreement, the “Adjustment Escrow Agent”). At the Closing, the Buyer shall deposit by wire transfer the Adjustment Escrow Amount into an account to be managed by the Adjustment Escrow Agent in accordance with the terms of the Adjustment Escrow Agreement and this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Except as set forth in the corresponding sections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the corresponding section hereof to which such Disclosure Schedule relates and shall qualify any other provision of this Article III for which applicability of such information and disclosure is reasonably apparent on its face), and subject to the AHC Real Property Disclosure Items with respect to each and every provision of this Article III with respect to the AHC Real Property (of which the Buyer hereby acknowledges being advised), the Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization and Qualification. The Seller and each Affiliated Seller is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and the Seller and each Affiliated Seller has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. The Seller and each Affiliated Seller is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Person.
Section 3.2    Authority. The Seller and each Affiliated Seller has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Seller or such Affiliated Seller will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller and each Affiliated Seller of this Agreement and each of the Ancillary Agreements to which the Seller or such Affiliated Seller will be a party and the consummation by the Seller or such Affiliated Seller of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller or any Affiliated Seller will be a party will have been, duly executed and delivered by the Seller or such Affiliated Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller or any Affiliated Seller will be a party will constitute, the legal, valid and binding obligations of the Seller or such Affiliated Seller enforceable against the Seller or such Affiliated Seller, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents.
(h) The execution, delivery and performance by the Seller and each Affiliated Seller of this Agreement and each of the Ancillary Agreements to which the Seller or such Affiliated Seller will be a party, and the consummation or performance of any of the Transactions, do not and will not:
(i)        conflict with or violate the certificate of incorporation, bylaws or other organizational documents of the Seller or any Affiliated Seller;
(ii)    conflict with or violate any Law applicable to the Seller, any Affiliated Seller, the Business or any of the Transferred Assets or by which the Seller, any Affiliated Seller, the Business or any of the Transferred Assets may be bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of, or notice to, any Person pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, or allow the imposition of any fees or penalties pursuant to, any Material Contract;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(b) Neither the Seller nor any Affiliated Seller was, is and will be required to make any filing with or give any notice to, or to obtain any authorization, approval, order, permit or consent from, any Governmental Authority in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation or performance of any of the Transactions, other than those which are contemplated pursuant to this Agreement.

Section 3.4    Transferred Assets.
(a) Except as set forth in Schedule 3.4(a) of the Disclosure Schedules, the Seller or applicable Affiliated Seller has good, marketable and valid title to or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrances other than Permitted Encumbrances; provided, however, no representation or warranty is made under this sentence with respect to the AHC Real Property. The Transferred Assets and the rights granted to the Buyer under the Transition Services Agreement and the other Ancillary Agreements, constitute all of the assets, properties, rights, and interests necessary for the conduct of the Business as currently conducted in all material respects. Upon consummation of the Transactions and receipt of all necessary consents, the Seller or applicable Affiliated Seller will have assigned, transferred and conveyed to the Buyer, directly or indirectly, good, marketable and valid title to all of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to Section 2.5; provided, however, no representation or warranty is made under this sentence with respect to the AHC Real Property.
(b) Schedule 3.4(b) of the Disclosure Schedules sets forth all Transferred Assets (other than the AHC Property) material to the operation of the Business, taken as a whole, that are licensed or leased by the Seller.
(c) All Tangible Personal Property are usable and operable in a manner sufficient to operate the Business as currently conducted, and are suitable for the purpose for which they are presently used.
Section 3.5    Financial Statements; No Undisclosed Liabilities.
(a) True and complete copies of the unaudited balance sheet of the Business as at December 31, 2012, December 31, 2011 and December 31, 2010, and the related unaudited statement of results of operations of the Business (including, for purposes of these financial statements, the business of AHC California, the SoCal Printing Real Estate, the Classified Ventures Business and the North County Times Business) (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Business as at August 31, 2013 (the “Balance Sheet” and the date of the Balance Sheet, the “Balance Sheet Date”), and the related unaudited statement of results of operations of the Business (including, for purposes of these financial statements, the business of AHC California, the SoCal Printing Real Estate, the Classified Ventures Business and the North County Times Business) (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.5(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Seller and its Affiliates pertaining to the Business, the business of AHC California, the SoCal Printing Real Estate, the Classified Ventures Business and the North County Times Business, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in Schedule 3.5(a)(ii) of the Disclosure Schedules) and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Business (which includes, for purposes of this representation, the business of AHC California, the SoCal Printing Real Estate, the Classified Ventures Business and the North County Times Business) as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. Without limiting the generality of the foregoing, all transactions between the Seller, on the one hand, and any Affiliate of the Seller or any Related Party, on the other hand, are properly accounted for in the Financial Statements in accordance with GAAP.
(b) There are no debts, Liabilities or obligations owed to third parties, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP (other than for such exceptions set forth on Schedule 3.5(a)(ii) of the Disclosure Schedules), other than any such debts, Liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the Balance Sheet Date in the ordinary course of business that would not, individually, reasonably be expected to exceed $100,000, (iii) that are Current Liabilities or (iv) set forth on Schedule 3.5(b) of the Disclosure Schedules.
Section 3.6    Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Disclosure Schedules, since the Balance Sheet Date:
(a) except for matters in connection with the Transactions, the Seller has conducted the Business, in all material respects, in the ordinary course of business consistent with past practice;
(b) there has not been any adverse change, and no event has occurred, that might reasonably have a Material Adverse Effect;
(c) there has not been any material physical loss, damage or destruction to any of the Transferred Assets (whether or not covered by insurance);
(d) no asset of the Business has been sold or otherwise transferred, or leased or licensed to any other Person, other than immaterial dispositions and Inventory sold, used or disposed of in the ordinary course of business consistent with past practice of the Business;
(e) the Business has not incurred any indebtedness for borrowed money or issued any debt or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, other than in the ordinary course of business consistent with past practice;
(f) no capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Business taken as whole has been authorized or committed with respect to the Business;
(g) no account receivable or other indebtedness of the Business has been written off as uncollectible except in the ordinary course of business consistent with past practice of the Business, nor has any extraordinary reserve been established with respect thereto;
(h) no Material Contract relating to the Business has been amended or terminated (other than in accordance with its terms);
(i) no material debt of the Business has been forgiven and no material right or claim of the Business has been released or waived, in each case except in the ordinary course of business consistent with past practice of the Business; and
(j) no agreement, commitment or offer (in writing or otherwise) to take any of the actions referred to in clauses (d) through (i) above has been made.
Section 3.7    Compliance with Law; Permits.
(a) The Seller and each Affiliated Seller is in compliance with all Laws applicable to and in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. Neither the Seller nor any Affiliated Seller has received, during the past three years, any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law applicable to and in connection with the conduct or operation of the Business, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller any Affiliated Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature in the conduct of the Business, except for such violations, failures to comply and obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
(b) The Seller and the Affiliated Sellers are collectively in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, ratifications, permissions, designations, ratings, clearances, confirmations, endorsements, qualifications, notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted in all material respects (the “Permits”). The Seller and each Affiliated Seller is in compliance with all such Permits in all material respects, and no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller, is threatened.
No representation or warranty is made under this Section 3.7 with respect to ERISA, taxes or environmental matters, which are covered exclusively by Sections 3.9, 3.14 and 3.15, respectively.
Section 3.8    Litigation. There is no Action by or against the Seller or any Affiliated Seller in connection with the Business or any Transferred Asset pending, or to the Knowledge of the Seller, threatened. There is no outstanding Order to which the Seller, any Affiliated Seller or any of the Transferred Assets, is subject that relates to the Business or to any of the Transferred Assets.
Section 3.9    Employee Plans.
(a) Schedule 3.9 of the Disclosure Schedules sets forth all material Employee Plans. The Seller has made available to the Buyer a true and complete copy of the following documents: (i) each writing constituting an Employee Plan; and (ii) the current summary description of each Employee Plan and any material modifications thereto.
(b) No Employee Plan provides, or reflects or represents any Liability of the Seller or any of its Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Law. Neither the Seller nor any of its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group) or any other Person that such Business Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

(c) With respect to the Employee Plans: (i) no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Seller or any of its Affiliates could be subject to any material Liability under the terms of such Employee Plan, ERISA or the Code, (ii) each of the Employee Plans has been operated and administered in all material respects in accordance with applicable Law and administrative or governmental rules and regulations, including ERISA and the Code and (iii) each Employee Plan intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.
(d) None of the Employee Plans is, and neither the Seller or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any, any of the following: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any of its Affiliates would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code.
(e)    Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event, whether contingent or otherwise) will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to 280G of the Code.
Section 3.10    Labor and Employment Matters.
(a) The Seller is not a party to any labor or collective bargaining contract that pertains to any Business Employees. To the Knowledge of the Seller, (i) there are no, and during the past three years have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any labor organization or Business Employees and (ii) there are no, and during the past three years there have been no, lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Business Employees.
(b) The employment of each Business Employee is terminable by the Seller at will. The Seller has delivered to the Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Business Employees. With respect to each current Business Employee (including any employee who is on a leave of absence or on layoff status), Schedule 3.10(b) of the Disclosure Schedules identifies, as of the date hereof: (i) the name, title or classification of each such employee; (ii) each Business Employee’s current salary, wage rate, commission structure, and target bonus eligibility (iii) the aggregate dollar amounts of the compensation (including, with respect to employees, wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each such employee with respect to services performed in the calendar year ended December 31, 2012 and the five (5) month period ended on May 31, 2013; (iv) each such employee’s accrued vacation or paid time off as of the date hereof; (v) the date of hire of each such employee, (vi) each such employee’s status (e.g., active, inactive on leave of absence with reemployment rights or on short-term disability), and (vii) the amount of severance benefits payable to such employee in the event of such employee’s termination without cause. The Seller is not liable for (x) any arrears of wages, except for wages accrued since the Seller’s last payroll period, or (y) any Taxes or penalties for failure to pay timely any of the foregoing.
(c) With respect to the Business Employees (i) there are no Actions pending, or to the Knowledge of Seller, threatened, between the Seller (on the one hand) and any of the Business Employees or former Business Employees (on the other hand), (ii) there are no charges of discrimination in employment or employment practices pending before the United States Equal Employment Opportunity Commission or any other Governmental Authority, and (iii) the Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to the Business Employees or employment practices.
(d) With respect to the Business Employees, the Seller is in compliance with all immigration laws pertaining to employment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
Section 3.11    Insurance. Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Business and the Transferred Assets held by the Seller or any Affiliated Seller, including: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy. Schedule 3.11 of the Disclosure Schedules sets forth a description of any claims pending, and any claims that have been asserted in the past three years, with respect to any insurance policy in force or any predecessor insurance policy with respect to the Business and the Transferred Assets.

Section 3.12    Real Property.
(a) There is no real property related to, used or held for use in connection with the Business and owned by the Seller. Except for the AHC Real Property, to the extent owned by AHC California, there is no real property related to, used or held for use in connection with the Business and owned by AHC California.
(b) Schedule 3.12(b) of the Disclosure Schedules lists the street address of each parcel of Seller Real Property related to, used or held for use in connection with the Business that is currently leased or subleased to the Seller as lessee or sublessee (collectively with all buildings, structures, improvements and fixtures located thereon, the “Leased Real Property”),the use of each such parcel of Leased Real Property by the Seller, the identity of the Seller’s lessor or sublessor, as applicable, of each such parcel of Leased Real Property, and all leases of Leased Real Property to which the Seller is a party, together with all written amendments, supplements, modifications waivers, renewals and extensions thereof, and all documents evidencing the exercise of any options to renew, extend, terminate, expand or relocate thereunder (“Real Property Leases”). The Seller has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. True and complete copies of the Real Property Leases (including all written amendments, supplements and other modifications thereto) have heretofore been delivered by Seller to Buyer. With respect to each Real Property Lease; (i) such Real Property Lease is in full force and effect in all respects and enforceable in accordance with its terms subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws and general principles of equity; (ii) the Seller is not in breach or default thereunder, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default of Seller thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default of any lessor or sublessor, as applicable, thereunder; (iii) there are no unwritten or oral modifications thereto; (iv) no interest of Seller therein has been assigned, subleased, mortgaged, deeded in trust, collaterally assigned or subjected to an Encumbrance (other than Permitted Encumbrances) that will encumber Buyer’s interest therein following the Closing; and (v) the Seller has not received or sent any written notices with respect to, and to the Seller’s Knowledge there are not, any ongoing disputes between the Seller, on the one hand, and any of the lessors or sublessors, as applicable, with respect to the Leased Real Property or any Person having rights under or with respect to any of the Leased Real Property, on the other hand. To the Seller’s Knowledge, no Leased Real Property is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to materially interfere with or disturb the tenant’s rights under the Real Property Lease while such tenant is not in default under such Real Property Lease. To the Seller’s

Knowledge, no security deposit or portion thereof deposited by the Seller with the lessor or sublessor under a Real Property Lease that has been applied in respect of a breach or default by the Seller that has not been redeposited in full. Seller is not currently participating in any discussions or written negotiations regarding termination of any Real Property Lease prior to the scheduled expiration of such Real Property Lease (whether by reason of a breach or alleged breach by the tenant or subtenant thereunder or otherwise).
(c) There are no pending or, to the Seller’s Knowledge, threatened condemnation proceedings relating to the Real Property. The Seller has not granted any Persons the right to possess or occupy all or any portion of the Seller Real Property subject to a Real Property Lease (collectively, the “Leased Premises”), nor as of the Closing Date has AHC California granted any Persons the right to possess or occupy all or any portion of the AHC Real Property.
(d) Neither Seller nor AHC California has received written notice that any improvements made by the Seller or any of its Affiliates on any portion of the Leased Premises or AHC California or any of its Affiliates on any portion of the AHC Real Property were constructed and made in violation, in any material respect, of any Governmental Authority approvals issued to the Seller or AHC California, respectively, in connection therewith, nor that any such improvements have been operated or maintained in violation, in any material respect, of any applicable Laws.
(e) Neither the Seller nor any of its Affiliates has received any written notice that any of Seller’s operation of the Business on any Leased Premises or the AHC Real Property is in material violation of any applicable zoning ordinance or other Law applicable to such Leased Real Property or AHC Real Property.
(f) As of the Closing, there are no binding leases or occupancy agreements which entitle any party to occupy all or any portion of the AHC Property.
(g) The Real Property Leases, together with the AHC Real Property, constitute all of the real property utilized in the operation of the Business.
Section 3.13    Intellectual Property.
(a) Schedule 3.13(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks included in the Business Intellectual Property (collectively, the “Business Registered Marks”), Schedule 3.13(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents included in the Business Intellectual Property (collectively, the “Business Patents”), Schedule 3.13(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights included in the Business Intellectual Property (the “Business Registered Copyrights”), and Schedule 3.13(a)(iv) of the Disclosure Schedules sets forth an accurate and complete list of all Domain Names registered by Seller and used in connection with the Business (collectively, the “Business Domain Names” and, together with the Business Registered Copyrights, the Business Registered Marks and the Business Patents, the “Business Registered IP”). No Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees associated with or required through the Closing Date with respect to any of the Business Registered IP have been, or prior to the Closing will be, paid.
(b) To the Knowledge of the Seller, none of the products or services distributed, sold or offered by the Business, nor any technology or materials used in connection therewith, infringes upon or misappropriates any Intellectual Property of any third party in any manner that reasonably could be expected to give rise to a material claim by such third party, and the Seller has not received within the prior 36 months any written notice asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Seller, no third party is misappropriating or infringing in any material respect any Business Intellectual Property.
(c) Other than (i) Marks containing “A. H. Belo” and “Belo” that are the subject of the provisions of Section 5.8 of this Agreement (ii) any Intellectual Property relating to any computer hardware, computer software or other information technology equipment or systems owned by, or leased or licensed to, the Parent or any of its Affiliates (other than the Seller), and (iii) any Intellectual Property that is an Excluded Asset, no Intellectual Property owned, purported to be owned, or licensed by an Affiliate of Seller is used or held for use in connection with the Business.
Section 3.14    Taxes.
(a)    To the extent a breach or inaccuracy of any of the following could result in a liability of the Buyer to any Person, whether as a result of applicable Law, Contract or otherwise: (i) each of the Seller and each Affiliated Seller has timely filed, or there have been timely filed on the Seller’s or such Affiliated Seller’s behalf, all Returns required to be filed with the appropriate taxing authorities (taking into account any extension of time to file); (ii) all such Returns filed by the Seller or such Affiliated Seller have been true, correct and complete in all material respects; (iii) each of the Seller and each Affiliated Seller has timely paid all Taxes when the same become due (regardless of whether having been shown as due on any Return); (iv) there are no Actions, investigations, inquiries or audits with respect to Taxes relating to the Transferred Assets in progress, nor has the Seller or any Affiliated Seller received any notice in writing indicating that a Governmental Authority intends to conduct such an audit or investigation; and (v) neither the Seller nor any Affiliated Seller has received any written notice or written inquiry from any jurisdiction where the Seller or such Affiliated Seller does not currently file Tax Returns with respect to the Transferred Assets to the effect that such filings may be required or that the Transferred Assets may otherwise be subject to taxation by such jurisdiction.
(b)    There are no Encumbrances for Taxes upon any of the Transferred Assets other than Permitted Encumbrances, and there are no Taxes of the Seller or any Affiliated Seller that could form the basis for an Encumbrance on any of the Transferred Assets.
(c)    Each of the Seller and each Affiliated Seller has complied with all applicable Laws relating to record retention with respect to the Transferred Assets (including, without limitation, to the extent necessary to claim any exemption from sales tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(d)    No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement (other than Assumed Contracts) is currently in effect with respect to the Transferred Assets, the Business or the Seller that would, in any manner, bind, obligate or restrict the Buyer.
Section 3.15    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i)  the Seller, each Affiliated Seller, the AHC Real Property and the Business are in compliance, and for the past five years has complied, with all Environmental Laws applicable to the Transferred Assets or the Business; (iii) Seller and each Affiliated Seller have obtained in such party’s name all Environmental Permits required to be obtained under Environmental Laws for the conduct or operation of the Business and the ownership or use of the Transferred Assets, such Environmental Permits are valid, in full force and effect, and have not been subject to any proceeding to revoke or rescind such Environmental Permit in any part, the Seller and each Affiliated Seller is in compliance with all terms and conditions of such Environmental Permits, and all such Environmental Permits are listed on Schedule 3.15(a) of the Disclosure Schedules; (iv) there are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened, against the Seller or any Affiliated Seller in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets, and no such written claims have been resolved or discharged in the past five years; and (v) there has been no release or threatened release of Hazardous Materials in connection with the Transferred Assets or Business.
(b)    The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Seller’s ownership or operation thereof.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws of any Governmental Authority which (i) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose Liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
(ii)    “Environmental Permits” means all Permits issued or obtained under any Environmental Law.
(iii)    “Hazardous Materials” means without limitation: (a) any flammable, explosive or radioactive materials, radon, asbestos, urea, formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum constituents, petroleum products, methane, or pesticides; and/or (b) any "hazardous substances," "hazardous wastes," "extremely hazardous substances," "toxic substances," "toxic material," "restricted hazardous waste," "special waste," "contamination" or words of similar import under any environmental law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et. seq.), the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et seq.), the Federal Waters Pollution Control Act, as amended (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), and any other state or local Environmental Laws.

Section 3.16    Material Contracts.
(a)    Schedule 3.16 of the Disclosure Schedules lists each of the following written Contracts (such Contracts as described in this Section 3.16(a) being “Material Contracts”):
(i)        all Contracts that, by their terms, provide for payment or receipt by the Seller in connection with the Business of more than $150,000 per year, including any such Contracts with customers or clients;
(ii)    all Contracts relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including grants of security interests, guarantees or notes;
(iii)    all Contracts that relate to Business that limit or purport to limit the ability of a Person to compete in any line of business or with any other Person or in any geographic area or during any period of time, or that restricts the right of a Person to sell to or purchase from any other Person or to hire any other Person, or that grants the other party or any other Person “most favored nation” status or any type of special discount rights;
(iv)    the Real Property Leases;
(v)    all material joint venture, partnership or similar Contracts relating to the Business; and
(vi)    any other Contract that is material to the Business, taken as a whole.
(b)    The Seller has delivered to the Buyer accurate and complete copies of all Material Contracts, including all amendments thereto. Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, each Material Contract that is an Assumed Contract (i) is valid and binding on the Seller and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect, and (ii) shall continue in full force and effect upon consummation of the Transactions, except to the extent that any consents set forth in Schedule 3.3(a) of the Disclosure Schedules are not obtained. The Seller is not, nor to the Knowledge of the Seller, no other Person party thereto, is in material breach of, or material default under, any Material Contract, and no event has occurred which with notice or lapse of time (or both) would constitute a material breach or default under any Material Contract.

Section 3.17    Customers and Suppliers. Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list of the names, addresses and total purchases or sales in dollars, as applicable, of the ten (10) largest advertising customers to whom the Business has sold products or services during the year ended December 31, 2012 and the ten (10) largest suppliers or service providers from whom the Business has purchased supplies or services during the year ended December 31, 2012. Except as set forth in Schedule 3.17 of the Disclosure Schedules, the Seller has not received any written or, to the Knowledge of the Seller, oral statement from any advertising customer or supplier whose name appears on such list that such customer or supplier will not continue as an advertising customer or supplier of the Business after the Closing.
Section 3.18    Inventory. Schedule 3.18 of the Disclosure Schedules lists all of the Inventory of newsprint as of the Balance Sheet Date. All Inventory of the Business is of good and merchantable quality and is usable and saleable in the ordinary course of business, except where the failure of such Inventory to be of such quality would not reasonably be expected to be material and except for obsolete materials and materials of below standard quality that have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein.
Section 3.19    Brokers. Except for MHT Securities, L.P., the fees and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller or its Affiliates.
Section 3.20    Related Party Transactions. Except as set forth in Schedule 3.20 of the Disclosure Schedules: (a) no Related Party has any direct or indirect interest of any nature in any of the Transferred Assets; (b) in the three (3) years prior to the date hereof, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract; (c) no Related Party has any claim or right against the Seller related to the Business; and (d) no Related Party owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business.
Section 3.21    Unlawful Payments. Neither the Seller nor, to the Knowledge of the Seller, any of its Affiliates or Representatives, in connection with the Business or the Transferred Assets, has made, directly or indirectly, (a) any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Seller or unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or (b) any illegal payment from corporate funds to obtain or retain any business.
Section 3.22    Exclusivity of Representations and Warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 4.1    Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.2    Authority. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation or performance of any of the Transactions, do not and will not:

(i)        conflict with or violate the certificate of incorporation, bylaws or other organizational documents of the Buyer; or
(ii)    conflict with or violate any Law applicable to the Buyer, or by which any property or asset of the Buyer may be bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of, or notice to, any Person pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, or allow the imposition of any fees or penalties pursuant to, any material Contract to which the Buyer is a party;
except, in the case of clause (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer was not, is not and will not be required to make any filing with or give any notice to, or to obtain any authorization, approval, order, permit or consent from, any Governmental Authority in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation or performance of any of the Transactions.
Section 4.4    Financing. The Buyer has, and shall have at the Closing, sufficient funds to permit the Buyer to consummate the Transactions, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the Transactions that the Buyer has sufficient funds for payment of the Purchase Price.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 4.6    Buyer’s Investigation and Reliance with Respect to the Business. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Transferred Assets, the Assumed Liabilities and the Transactions. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Seller and the Affiliated Sellers relating to the Business and other information that they have requested in connection with their investigation of the Business, the Transferred Assets, the Assumed Liabilities and the Transactions. The Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or its Affiliates or Representatives, except as expressly set forth in this Agreement, the Ancillary Agreements and the Disclosure Schedules. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business and the Transferred Assets, on an “as is” and “where is” basis, except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and the Disclosure Schedules. No representation or warranty is made under this Section 4.6 with respect to the AHC Real Property, which is covered by Section 4.7. No meaning shall be attributed to or implied from any differences between this Section 4.6 and Section 4.7 when interpreting this Section 4.6.
Section 4.7    Buyer’s Investigation and Reliance with Respect to the AHC Real Property.
(a)    The Buyer has been given pursuant to the Confidentiality Agreements and that certain Confidentiality and License Agreement by and between AHC California and the Buyer (the “Access Agreement”), or will be given before the Closing Date pursuant thereto and pursuant to this Agreement, a full opportunity to inspect and investigate each and every aspect of the AHC Real Property, either independently or through agents of the Buyer's choosing, including:
(i)        all matters relating to title (including, without limitation, one or more commitments to issue and owner’s policy of title insurance with respect to the AHC Real Property issued by the Title Company and copies of each and every recorded document referred to on Schedule B thereof), together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;
(ii)    the physical condition and aspects of the AHC Real Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the AHC Real Property, the structure, the paving, the utilities, and all other physical and functional aspects of the AHC Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by the Buyer at the Buyer's sole expense;
(iii)    any easements and/or access rights affecting the AHC Real Property;
(iv)    the AHC Licenses and Permits and any other documents or agreements of significance affecting the AHC Real Property, including, without limitation the AHC Real Property Disclosure Items, which restrict the use of and require the demolition of certain parts of the Property; and
(v)    all other matters of material significance affecting the AHC Real Property or delivered to the Buyer by the Seller and/or any Affiliate of the Seller in accordance with the Access Agreement or this Agreement.
(b)    THE TRANSACTIONS RELATED TO THE AHC REAL PROPERTY CONTEMPLATED BY THIS AGREEMENT HAVE BEEN NEGOTIATED AMONG THE PARTIES HERETO, AND THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF THE PARTIES. OTHER THAN THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, ANY DOCUMENT TO BE DELIVERED AT CLOSING, THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, AS SUCH MAY BE LIMITED BY THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, THE BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF THE SELLER, ANY AFFILIATE OF THE SELLER, OR ANY OF THE AGENTS OR REPRESENTATIVES THEREOF IN CONNECTION WITH THE AHC REAL PROPERTY. OTHER THAN THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, ANY DOCUMENT TO BE DELIVERED AT CLOSING, THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, AS SUCH MAY BE LIMITED BY THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, THE SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO THE BUYER AND NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY THE SELLER OR RELIED UPON BY THE BUYER IN CONNECTION WITH THE AHC REAL PROPERTY. OTHER THAN THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, ANY DOCUMENT TO BE DELIVERED AT CLOSING, THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, THE SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO THE BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY THE SELLER OR RELIED UPON BY THE BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE AHC REAL PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR

EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY THE BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS, AND (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE AHC REAL PROPERTY. IT IS THE EXPRESS INTENTION OF THE SELLER AND THE BUYER THAT, OTHER THAN THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, ANY DOCUMENT TO BE DELIVERED AT CLOSING, THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, AS SUCH MAY BE LIMITED BY THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, THE AHC REAL PROPERTY WILL BE CONVEYED AND TRANSFERRED TO THE BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS AND THAT THE PORTION OF THE PURCHASE PRICE ALLOCABLE TO THE AHC REAL PROPERTY REFLECTS THE STATUS OF THE CONVEYANCE OF THE AHC REAL PROPERTY AS BEING "AS IS" AND "WHERE IS" AND WITH ALL FAULTS.
(c)    The Buyer represents that it is a knowledgeable, experienced and sophisticated buyer, and that it is relying solely on its own expertise and that of the Buyer's consultants in acquiring the AHC Real Property. The Buyer acknowledges and agrees that it has had the opportunity to conduct such inspections, investigations and other independent examinations of the AHC Real Property and related matters, including but not limited to the physical and environmental conditions of the AHC Real Property. THE BUYER, WITH THE BUYER'S COUNSEL, HAS REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT THE SELLER AND/OR ITS AFFILIATES WOULD NOT HAVE AGREED TO SELL THE AHC REAL PROPERTY TO THE BUYER FOR THE PORTION OF THE PURCHASE PRICE ALLOCABLE THERETO WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 4.7(c) WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.
(d)    No representation or warranty is made under this Section 4.7 with respect any Transferred Asset (other than the AHC Real Property), which are covered by

Section 4.6. No meaning shall be attributed to or implied from any differences between Section 4.6 and this Section 4.7 when interpreting this Section 4.7.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except in connection with the Office Relocation or Construction Obligations or unless the Buyer shall otherwise agree in writing, the Business shall be conducted in all material respects only in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement, and (x) the Seller shall use its commercially reasonable efforts to (i) preserve the operations, organization and goodwill of the Business, (ii) preserve the material business relationships with customers, suppliers, distributors and others with whom the Seller or its Affiliates deal in connection with the conduct of the Business in the ordinary course and (iii) keep available the services of the Business Employees and (y) AHC California shall use its commercially reasonable efforts to (i) continue to operate, manage and maintain the AHC Improvements in the ordinary course of business and in accordance with present practice, subject to ordinary wear and tear (ii) maintain the policies of insurance currently maintained with respect to the AHC Land and the AHC Improvements; and (c) not enter into any new contract for the provision of goods or services to or with respect to the AHC Property other than in the ordinary course of business, or renew, extend, modify or replace any of its Contracts unless such contract is terminable as of the Closing Date without payment of any fees or penalty or unless the Buyer expressly consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned. Without limiting the foregoing, except as set forth on Schedule 5.1 or in connection with the Office Relocation or Construction Obligations, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall ensure none of its Affiliate shall:
(a)    amend its certificate of incorporation, bylaws or other organizational documents in a manner that would affect the ability of the Seller or any Affiliated Seller to consummate the Transactions;
(b)    sell, transfer, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Transferred Assets or any interest therein, other than Inventory sold, used or disposed of in the ordinary course of business consistent with past practice of the Business;

(c)    incur any indebtedness for borrowed money or issue any debt or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or Transferred Assets;
(d)    (i) adopt a plan of liquidation or dissolution with respect to the Seller, any Affiliated Seller or in connection with the Business, (ii) merge or consolidate with, or acquire, any corporation, partnership, limited liability company, other business organization or division thereof with respect to the Seller or in connection with the Business or (iii) acquire any assets other than in the ordinary course of business, in each case with respect to the Seller or in connection with the Business;
(e)    enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than such Contracts entered into or renewed in the ordinary course of business consistent with past practice;
(f)    amend, waive, modify or consent to the termination of any Material Contract, other than in the ordinary course of business consistent with past practice;
(g)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Business taken as a whole;
(h)    fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;
(i)    grant or announce any increase in the salaries, bonuses or other benefits payable to any Business Employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases not inconsistent with the past practices of the Business;
(j)    make any change in any method of accounting or accounting practice or policy in connection with the Business, except as required by GAAP or otherwise by applicable Law;
(k)    revoke or modify any material Tax election, settle or compromise any material Tax Liability or file any material Tax Return relating to the Business, other than on a basis consistent with past practice, in each case to the extent that doing so could have a Material Adverse Effect on the Taxes of Buyer or its Affiliates after the Closing Date;

(l)    pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Transferred Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of the Business, of Liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice of the Business;
(m)     cancel, compromise, waive or release any right or claim relating to the Business or the Transferred Assets, other than in the ordinary course of business consistent with past practice with respect to rights or claims that are not in excess of $100,000 individually or $250,000 in the aggregate;
(n)    commence or settle any Action relating to the Business, the Transferred Assets or the Assumed Liabilities, other than Actions in which the Seller is the plaintiff in the ordinary course of business consistent with past practice; or
(o)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.
Section 5.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records relating to the Business, the Transferred Assets or the Assumed Liabilities, and shall furnish the Buyer with such financial, operating and other data and information relating to the Business, the Transferred Assets or the Assumed Liabilities as the Buyer may reasonably request; provided, however, that any access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Seller and the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by the Seller (as it relates to the Business), other than any claim by or against the Buyer, for a period of seven years after the Closing, the Buyer shall (i) use commercially reasonable efforts to retain the material books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records that relate to the Business for periods prior to the Closing; and (iii) furnish the Seller and its Representatives reasonable assistance (at the Seller’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of seven years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters. Notwithstanding the foregoing, nothing herein shall limit the ability of the Buyer to destroy any books and records pursuant to the Buyer’s general internal document retention policies; provided that the Buyer shall notify the Seller in writing at least 90 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b). Following the Closing, the Buyer shall furnish the Seller, its Affiliates and their respective Representatives reasonable assistance (at the Seller’s expense), including access to personnel, in connection with (1) the sale of the SoCal Printing Real Property, (2) the Construction Obligations and (3) the maintenance of information technology services provided to Affiliates of the Seller by Business Employees and the transition of such services to employees or contractors of such Affiliates within ninety (90) days following the Closing Date.
(c)    In order to facilitate the resolution of any Actions or claims made by or against or incurred by the Buyer, other than any claim by or against the Seller, for a period of seven years after the Closing, the Seller shall (i) use commercially reasonable efforts to retain the material books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records that relate to the Business, the Transferred Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of seven years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters. Notwithstanding the foregoing, nothing herein shall limit the ability of the Seller to destroy any books and records pursuant to the Seller’s general internal document retention policies; provided that the Seller shall notify the Buyer in writing at least 90 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).
(d)    On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all Books and Records in the possession of the Seller.
Section 5.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware (whether occurring or existing on, prior to or after the date of this Agreement) that: (a) will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied, or (b) caused or constitutes a breach of any representation or warranty made by such party in this Agreement.
Section 5.4    Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Business, on the one hand, and the Seller and its Affiliates, on the other hand, including any leases or other arrangements with respect to any real property owned by AHC California, shall be cancelled without any consideration or further Liability to any party and without the need for any further documentation, immediately prior to the Closing.
Section 5.5     Employee Matters.
(a)    Continuity of Employment for all Business Employees. Effective as of the Closing Date, the Buyer shall offer employment to each Business Employee, in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such employee immediately prior to the Closing Date. Business Employees who accept such offers of employment from the Buyer are referred to herein as “Transferred Employees.” For each Business Employee who is not a Leave Employee such employment by the Buyer shall commence and such Business Employee shall become a Transferred Employee effective as of the Closing Date, and shall be deemed for all purposes to have occurred with no interruption or break in service. For each Leave Employee, such employment by Buyer shall commence and such Business Employee shall become a Transferred Employee on the date such Leave Employee returns to active work. The date a Business Employee becomes a Transferred Employee, shall be the “Transfer Date” applicable to such Transferred Employee.
(b)    Service Credit. The Transferred Employees shall receive credit for all periods of employment and/or service with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation and severance benefits under the Buyer’s relevant plans and policies, and as set forth in this Agreement); provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. It is understood and agreed that (i) the Buyer’s (or any of its Affiliate’s) obligation to extend offers of employment to any Business Employees will not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of the Buyer (or any of its Affiliates) to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those required hereunder and that the Buyer (or any of its Affiliates) may establish pursuant to individual offers of employment, and (ii) employment offered by the Buyer (or any of its Affiliates) is “at will” and may be terminated by the Buyer (or any of its Affiliates) or by an employee at any time, with or without cause or advance notice (subject to any written agreements to the contrary made between the Buyer (or any of its Affiliates) and an employee).
(c)    Employee Benefits—General. The Seller will pay all terminated Business Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for time periods ending on or before the Closing. Seller is responsible for maintenance and distribution of benefits accrued under any Employee Plan pursuant to and if required by the provisions of such plans to Business Employees for the time period ending on or before the Closing. Neither Buyer nor any of its Affiliates assumes any Liability for any such benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Employee Plans. The Seller shall bear the expense of and responsibility for all Liabilities arising from claims by the Transferred Employees for compensation and benefits attributable to periods at and prior to the Closing Date under the Employee Plans maintained by the Seller, and the Buyer shall bear the expense of and responsibility for all Liabilities arising from claims by the Transferred Employees for benefits attributable to periods after the Closing Date under the benefit plans maintained by the Buyer, including any claims under such plans relating to severance from employment on or after the Closing (including without limitation any such severance that relates to or results from any failure of the Buyer to comply with the provisions of this Section 5.5). Except as may be specifically required by this Agreement or by applicable Law, the Buyer shall not be obligated to continue to provide any particular employee benefits to any Transferred Employee.
(d)    Defined Contribution Plans. The Buyer agrees to have in effect as soon as administratively practicable after the Closing Date, but in no event more than 30 days after the Closing Date, a defined contribution plan or plans with a salary reduction arrangement that covers Transferred Employees, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (such plan or plans, the “Buyer Savings Plan”). Each Transferred Employee who is eligible to contribute to the Seller’s contribution plan (the “Seller Savings Plan”) on the Closing Date shall be eligible to contribute to the Buyer Savings Plan commencing on the day after the Closing Date. The Buyer shall use commercially reasonable efforts to cause Transferred Employees to be permitted to roll over their account balances (including loan balances) from the Seller Savings Plan accrued through the Closing Date into their new accounts under the Buyer Savings Plan promptly after the Closing Date, but in no event later than ninety (90) days after the Closing Date or in contravention of ERISA or the Code.
(e)    Welfare Benefit Plans.
(i)        Effective as of the Closing Date, the Buyer shall offer the Transferred Employees and their eligible dependents participation in the group health plans of the Buyer. With respect to other welfare benefit plans, including, dental, life insurance, and short- and long-term disability (all of such welfare plans, including the Buyer’s medical plan described in the previous sentence, the “Buyer Welfare Benefit Plans”), the Buyer shall offer such other welfare benefit plans to the Transferred Employees as soon as practicable after the Closing Date, but in no event more than 30 days after the Closing Date. Buyer shall use commercially reasonable efforts to cause all waiting periods and pre-existing condition clauses to be waived under the Buyer Welfare Benefit Plans for the Transferred Employees and their eligible dependents who were participating in the welfare benefits plans and programs of the Seller and its Affiliates immediately prior to the Closing Date. The Buyer shall use commercially reasonable efforts to cause the Buyer Welfare Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining deductibles and out-of-pocket maximums under the Buyer Welfare Benefit Plans (the Seller shall provide such information to the Buyer at or prior to the Closing).
(ii)    The Seller agrees that it shall retain responsibility for all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (“COBRA Obligations”) and any state continuation coverage requirements to all qualified beneficiaries of covered employees for whom a “qualifying event” under COBRA occurs at or prior to the Closing.
(iii)    Notwithstanding anything herein to the contrary, with respect to Transferred Employees and their covered dependents that participate in the Seller’s Kaiser Permanente HMO medical plan immediately prior to the Closing (the “Kaiser Employees”), to the extent any Kaiser Employees, in lieu of participating in the group medical insurance plan of the Buyer, elect COBRA continuation of coverage from November 1, 2013 through December 31, 2013, the Buyer shall pay on behalf of such Kaiser Employee directly to the Seller, the associated COBRA continuation of coverage costs.  The Buyer may require such Kaiser Employee to reimburse the Buyer for any portion of such payments. Following December 31, 2013, all the covenants of Section 5.5(e)(i) shall apply with respect to such Kaiser Employees.
(f)    Vacation Benefits. From and after the Closing Date, the Buyer shall recognize, and permit the Transferred Employees to use, all of the Transferred Employees’ accrued and unused vacation days (as set forth in Schedule 3.10(b) of the Disclosure Schedules) on an unpaid basis. The Buyer shall recognize service by each Transferred Employee with the Seller and its Affiliates for purposes of determining entitlement to vacation under the applicable vacation policy of the Buyer.
(g)    WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring after the Closing Date. The Seller agrees to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring on or prior to the Closing Date.
(i)    No Third-Party Beneficiaries and No Amendment. Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. The covenants contained in this Section 5.5 are agreements solely between the Seller and the Buyer for each other’s benefit and nothing contained in this Section shall be deemed to be or construed as amending any Employee Plan.
Section 5.6    Confidentiality.
(a)    Except as otherwise provided herein, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of (i) the Confidentiality and Non-Disclosure Agreement, dated as of June 5, 2013, between Freedom Communications, Inc. and Parent and (ii) the Mutual Non-Disclosure Agreement, dated as of September 23, 2012, between Freedom Communications, Inc. and Parent (collectively, the “Confidentiality Agreements”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreements and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreements shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreements) exclusively relating to the Transactions. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with its terms.
(b)    For a period of two (2) years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law; provided, further, that the Seller and its Affiliates may, after giving prior notice to the Buyer, disclose any Confidential Information if such disclosure is required to be made under applicable securities Law (including the regulations of any securities exchange). For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data) or the Transferred Assets, except for the terms of the Transactions and data or information that is or becomes available to the public other than as a result of a breach of this Section 5.6.
(c)    Effective as of the Closing, to the extent assignable, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any proposed transaction involving the acquisition or purchase of all or any portion of the Business or the Transferred Assets. From and after the Closing, the Seller will take, at the Buyer’s sole expense, all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.
Section 5.7    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Transactions.
(b)    Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review and comment on in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreements, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(c)    From time to time, at or following the Closing, the Seller, the Affiliated Sellers and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the Liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.
(d)    The Seller and the Affiliated Sellers shall cooperate in good faith with the Buyer’s efforts to secure the transfer, reissuance or procurement of the Environmental Permits, and shall reasonably assist in the transfer or reissuance of any such applicable Environmental Permits.
(e)    After the Closing, the Seller and the Affiliated Sellers shall cooperate reasonably (at no cost to the Seller or the Affiliated Sellers) with the Buyer and the Title Company (including without limitation by promptly executing and delivering such reasonable and customary documents requested by them) in order to permit the Buyer to obtain extended coverage and/or additional endorsements to the Title Policy.
Section 5.8    Use of Names. The Seller is not conveying ownership interest or granting the Buyer or any Affiliate of the Buyer any license or rights to use any of the trade names, trademarks, service marks, logos or domain names of any of the Affiliates of the Seller (including the name “A. H. Belo” or any trade name, trademark, service mark, logo or domain name incorporating the name “Belo”), and, after the Closing, the Buyer shall not use, or permit any Affiliate of the Buyer to use, in any manner any of such trade names, trademarks, service marks, logos or domain names or any Mark that is confusingly similar to any of the foregoing; provided that, nothing in this Section 5.8 will affect the Buyer’s acquisition of the Business Registered IP at the Closing and its right to use thereafter any Business Registered IP; provided, further, that nothing in this Section 5.8 will affect the right of the Buyer or any Affiliate of the Buyer to use, in any manner, any trade names, trademarks, service marks, logos or domain names or any Mark used by the Buyer or any Affiliate of the Buyer, in any manner, prior to the date of this Agreement. In the event the Buyer or any Affiliate of the Buyer violates any of the Buyer’s obligations under this Section 5.8, the Seller may proceed against the Buyer in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 5.8 may cause the Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.8, the Seller shall be entitled, in addition to other remedies that each may have, to injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 5.8.
Section 5.9    Refunds and Remittances. After the Closing: (a) if the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly (and in any event within thirty (30) days of receipt) shall remit, or shall cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly (and in any event within thirty (30) days of receipt) shall remit, or shall cause to be remitted, such amount to the Seller.
Section 5.10    Exclusivity. The Seller and the Affiliated Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller and the Affiliated Sellers shall not, and shall take all action necessary to ensure that none of their Affiliates or any of their respective Representatives shall, directly or indirectly:
(a)    solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Transferred Assets, whether effected by sale of assets, sale of stock, merger or otherwise, other than inventory to be sold in the ordinary course of business consistent with past practice of the Business; or
(b)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.
The Seller and the Affiliated Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller and the Affiliated Sellers shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or an Affiliated Seller is a party, without the prior written consent of the Buyer.
Section 5.11    No Solicitation.
(a)    The Buyer will not, for a period of two years following the Closing Date (or, if this Agreement is terminated prior to Closing, for a period of two years following the date of such termination), without the prior written consent of the Seller, either alone or in conjunction with any other Person, directly or indirectly, or through any present or future Affiliates of the Buyer, solicit (other than a solicitation by general advertisement or job posting) any Person who is an employee of the Seller or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing or such termination, to terminate his or her employment with the Seller or such Affiliate, except (i) as expressly permitted or required by Section 5.5 of this Agreement or (ii) following the Closing, for Transferred Employees. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5.11 would be inadequate, and that the Seller would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller and its Affiliates, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Seller and its Affiliates.
(b)    The Seller will not, for a period of two years following the Closing Date (or, if this Agreement is terminated prior to Closing, for a period of two years following the date of such termination), without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through any present or future Affiliates of the Seller, solicit (other than a solicitation by general advertisement or job posting) any Person who is an employee of the Buyer or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing or such termination or any Transferred Employee, to terminate his or her employment with the Buyer or such Affiliate. The Seller agrees that any remedy at law for any breach by the Seller of this Section 5.11 would be inadequate, and that the Buyer would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Buyer and its Affiliates, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer and its Affiliates.
Section 5.12    Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.
Section 5.13    Public Announcements. Subject to Section 5.6 and the Confidentiality Agreements, the Seller, the Affiliated Sellers and the Buyer shall consult with one another before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by applicable Law.

Section 5.14    Relocation Expenses. The Seller shall reimburse the Buyer for the costs and expenses actually incurred and paid to third parties by the Buyer between the Closing and December 31, 2013 related to (a) Rent (as defined in the Leaseback Agreement), and (b) moving and relocation expenses, including reasonable space preparation expenses such as painting, carpeting, wiring, phone setup and data center setup, related to the Office Relocation in accordance with the Seller’s existing plans for space setup and moving as set forth on Schedule 5.14(b), in each case, up to the maximum amount set forth in the budget attached hereto as Schedule 5.14(b), less any amounts expended by the Seller related to the Office Relocation pursuant to the budget set forth on Schedule 5.14(b) between the date hereof and the Closing. The Buyer shall invoice the Seller monthly for such reimbursable costs and expenses paid by the Buyer in the preceding month. Each such invoice shall be accompanied by a statement reasonably itemized and containing copies of invoices marked paid from any third party to which such reimbursable costs and expenses were incurred and paid. The Seller shall pay such itemized and documented reimbursable costs and expenses within thirty (30) days of receipt of such invoice.
Section 5.15    Buyer’s Release Regarding AHC Real Property.
(a)    Each of the Seller and AHC California is hereby released from all responsibility and liability to the Buyer regarding the condition (including its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the AHC Real Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the AHC Real Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of the Seller’s representations under Article III hereof as limited by the terms and conditions of this Agreement. In that connection, the Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
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Buyer Initials
(b)    The foregoing waiver and release by the Buyer shall survive either (i) the recordation of the AHC Deed, and shall not be deemed merged into the AHC Deed upon its recordation, or (ii) any termination of this Agreement.
ARTICLE VI
TAX MATTERS
Section 6.1    Periodic Taxes. All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller, on the one hand, and the Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, except to the extent such Taxes are included in the calculation of Closing Net Working Capital, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Notwithstanding the foregoing, the Buyer shall be solely liable for any additional property taxes incurred as a result of the transactions contemplated by this Agreement, including as a result of a reassessment of the value of property for property Tax purposes due to a change of ownership. The Buyer shall be responsible for preparing and filing all such periodic non-income Tax Returns required to be filed after the Closing Date. With respect to any such Tax Return that relates to a Straddle Period, the Buyer shall provide the Seller with a copy of such completed Tax Return and a statement (with which the Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to this Section 6.1 at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) such Tax Return and statement prior to the filing of such Tax Return. The Buyer and the

Seller agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 6.1.
Section 6.2    Refunds. The Seller shall be entitled to retain or, to the extent actually received by or otherwise available to the Buyer or any of its Affiliates, receive payment from the Buyer or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing, by reason of audit, audit appeals or assessment protests, or otherwise) that are included in the calculation of Net Working Capital or that otherwise offset amounts owed to Seller under this Agreement or that are paid by the Seller, any Affiliated Seller or any of their Affiliates before or after the Closing relating to the Transferred Assets and the Business. The Buyer shall be entitled to retain or, to the extent actually received by the Seller or any of their respective Affiliates, receive payment from the Seller or any of their respective Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) that are paid by the Buyer relating to the Transferred Assets and the Business and are not indemnified by the Seller. In the event that any refund or credit of Taxes for which a payment has been made under this Section 6.2 is subsequently reduced or disallowed, the party that received such payment shall indemnify and hold harmless the other party for the amount of such reduction or disallowance.
Section 6.3    Tax Cooperation. The Buyer, on the one hand, and the Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to Books and Records in such party’s possession) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that, except as provided in Section 2.10, neither the Buyer nor the Seller shall be required to disclose any income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 6.3 shall be borne by the party requesting it.
Section 6.4    Transfer Taxes. Fifty percent (50%) of all Transfer Taxes imposed in connection with this Agreement (including Transfer Taxes imposed as a result of an audit) shall be borne by the Seller and the remaining fifty percent (50%) of such Transfer Taxes shall be borne by the Buyer. Each of the Seller and the Buyer shall be entitled to retain or, to the extent actually received by or otherwise available to the other party or any of its Affiliates, receive payment from such other party or any of its Affiliates of, fifty percent (50%) of any refund or credit with respect to Transfer Taxes imposed in connection with this Agreement. Notwithstanding the foregoing, all Transfer Taxes imposed in connection with the transfer of the AHC Real Property pursuant to this Agreement shall be borne by the Seller, and the Seller shall be entitled to any and all refunds or credits with respect to Transfer Taxes imposed in connection with the transfer of the AHC Real Property pursuant to this Agreement. The Buyer and the Seller shall cooperate reasonably as permitted by applicable Law to minimize any applicable Transfer Taxes.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer and the Seller and the Affiliated Sellers to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transactions.
(b)    All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the Transactions shall have been obtained or filed.
Section 7.2    Conditions to Obligations of the Seller The obligations of the Seller and the Affiliated Sellers to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller and the Affiliated Sellers in their sole discretion:
(a)    (i) The Fundamental Representations of the Buyer shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) all other representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by the Buyer prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The Fundamental Representations of the Seller shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) all other representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Seller and the Affiliated Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by the Seller or such Affiliated Seller prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)    The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).
(c)    There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
(d)    At Closing, the Title Company shall issue to the Buyer or be irrevocably committed to issue to the Buyer a standard coverage ALTA owner’s form title policy (the “Title Policy”), in the form of the Buyer’s Pro Forma, provided, however the Buyer: (i) consents to (x) the recordation of the Deed Restriction and the Construction Easement before the AHC Deed on the Closing Date (the “Pre-Deed Recordable Documents”), and (y) the inclusion of the Pre-Deed Recordable Documents as exceptions to the Title Policy (despite the fact that the same do not appear in the Buyer’s Pro Forma); and (ii) acknowledges that despite the inclusion of extended coverage and endorsements in the Buyer’s Pro Forma, no endorsements or extended coverage shall be conditions to the Buyer’s obligations under this Agreement, nor shall the failure to obtain same result in any reduction or set off against the Purchase Price.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for a period of fifteen (15) months after the Closing Date. The covenants and agreements of the Seller and the Affiliated Sellers and the Buyer contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect for a period of fifteen (15) months following the date by which such covenant or agreement is required to be performed. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations. Notwithstanding the foregoing, the representations and warranties set forth in: (a) Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4(a) (Transferred Assets), Section 3.19 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.5 (Brokers) (such representations and warranties, collectively, the “Fundamental Representations”) and any representation in the case of fraud shall survive indefinitely; and (b) Section 3.14 (Taxes) (such representations and warranties, the “Tax Representations”), shall survive until the close of business on the expiration date of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).
Section 8.2    Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent directly or indirectly resulting from:
(a)    any breach of any representation or warranty made by the Seller contained in this Agreement, any Ancillary Agreement or any certificate delivered pursuant hereto (provided, however, that any qualifications or exceptions contained in such representations and warranties relating to material, materiality, Material Adverse Effect or similar words and any dollar threshold or standard applicable thereto shall be disregarded for purposes of the calculation of Losses with respect to any such breach, but shall not be disregarded for purposes of determining whether any such representation or warranty is inaccurate or has been breached);
(b)    any breach of any covenant or agreement by the Seller or any Affiliated Seller contained in this Agreement or any Ancillary Agreement;
(c)    any Excluded Asset or Excluded Liability; and
(d)    any noncompliance with any fraudulent transfer or applicable bulk transfer or bulk sales law of any jurisdiction in respect of any of the Transactions.
Section 8.3    Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent directly or indirectly resulting from:
(a)    any breach of any representation or warranty made by the Buyer contained in this Agreement, any Ancillary Agreement or any certificate delivered pursuant hereto (provided, however, that any qualifications or exceptions contained in such representations and warranties relating to material, materiality, Buyer Material Adverse Effect or similar words and any dollar threshold or standard applicable thereto shall be disregarded for purposes of the calculation of Losses with respect to any such breach, but shall not be disregarded for purposes of determining whether any such representation or warranty is inaccurate or has been breached);
(b)    any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement; and
(c)    any Assumed Liability.
Section 8.4    Procedures.
(a)    In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim that is exclusively for civil monetary damages at law, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of (x) any Third Party Claim for equitable or injunctive relief, (y) any Third Party Claim that would result in the imposition of an Order that could materially restrict or adversely affect the future activity or conduct of the Indemnified Party or its Affiliates, or (z) any Third Party Claim that would impose criminal Liability or damages, and, in each such case, the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the

Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of the Indemnified Party for any period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the Liability of the Indemnified Party for Taxes for any period after the Closing Date, without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided, however, that the Indemnifying Party shall have the right to employ separate counsel and to participate in any such claim to the extent relating to Taxes for which is could be liable under this Agreement, and the Indemnified Party shall not settle, compromise or discharge, or offer to settle, compromise or discharge, any such claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld).
(c)    The Indemnifying Party shall not be entitled to require that any Action be made or brought against any other Person before Action is brought against it hereunder by the Indemnified Party.
(d)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.
Section 8.5    Limits on Indemnification.
(a)    No claim may be asserted against a party for breach of any representation, warranty or covenant contained in this Agreement and any certificate delivered pursuant hereto, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.
(b)    Notwithstanding anything to the contrary contained in this Agreement:
(i)        the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(a) or from the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a), other than with respect to the Tax Representations, Fundamental Representations and any representation in the case of fraud, shall be $2,725,000 (the “Cap”);

(ii)    the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(a) or the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a) with respect to any Fundamental Representation or Tax Representation shall be the Purchase Price;
(iii)    other than with respect to the Fundamental Representations, Tax Representations, and any representation in the case of fraud, the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a), and the Buyer shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party with respect to all claims for indemnification equals or exceeds $200,000 (the “Basket Amount”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Basket Amount; provided, however, that other than with respect to the Fundamental Representations, Tax Representations and any representation in the case of fraud, no Losses may be claimed by any Indemnified Party or shall be reimbursable by the Indemnifying Party or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $25,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(iv)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected, on a dollar-for-dollar basis, on the Closing Statement;
(v)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that such matter was reflected as a Current Liability in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.9; and
(vi)    no party hereto shall have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
(c)    The amount of any and all Losses under this Article VIII shall be determined net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
(d)    The Buyer and the Seller and the Affiliated Sellers shall cooperate with each other with respect to resolving any claim, Liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, Liability or Loss. The Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.
(e)    Any indemnity with respect to Tax matters shall be limited to Taxes that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date.
Section 8.6    Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Buyer Indemnified Party.

Section 8.7    Exclusivity. The parties hereto (on behalf of themselves and the other Indemnified Parties) acknowledge and agree that, other than claims arising from fraud and except as set forth in Section 10.13, after the Closing, this Article VIII will provide the exclusive remedy of the parties hereto for any breach of any representation, warranty, covenant or other claim (whether in law or equity) arising out of or relating to the Business, the Transferred Assets, the Assumed Liabilities, this Agreement, any Ancillary Agreement and/or the Transactions, and each party (on behalf of itself and the other Indemnified Parties) waives any other rights and claims arising out of or relating to the Business, the Transferred Assets, the Assumed Liabilities, this Agreement, any Ancillary Agreement and/or the Transactions that such party may have against the other party. The rights and claims waived by the parties, on behalf of themselves and the other Indemnified Parties, include, without limitation, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law (including, inter alia, Environmental Law), claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty.
Section 8.8    Nature of Payments. Any indemnity payments made under this Article VIII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law. In the event of such adjustment, the parties shall prepare and file a supplemental asset acquisition statement on IRS Form 8594 in accordance with the rules under Section 1060 of the Code and the Treasury regulations promulgated thereunder and Section 2.9 of this Agreement.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within fifteen (15) days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller, or (ii) by the Buyer, if the Seller or any Affiliated Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in

Section 7.3, (B) cannot be or has not been cured within fifteen (15) days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)    (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to October 31, 2013 (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;
(d)    by either the Seller or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or
(e)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting under applicable Laws the Transactions and such Order shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.7.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either party except (a) for the provisions of Sections 3.19 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from Liability for any prior breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. At the Closing, the Seller shall pay (a) one-half of any escrow fee payable to the Title Company in its capacity as the escrow agent, (b)  the premium for the standard ALTA portion of the premium associated with the Title Policy, (c) recording fees in connection with the Deed Restriction, the Construction Easement, any corrective instruments and any reconveyance requested hereby, (d) all Transfer Taxes imposed in connection with the transfer of the AHC Real Property, pursuant to Section 6.4, (e) one-half of the cost of the Survey, and (f) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by the Buyer hereunder. The Buyer shall pay (a) one-half of any escrow fee payable to the Title Company in its capacity as the escrow agent, (b) the premium for the ALTA and extended coverage portions of the Title Policy and the costs of any endorsements the Buyer may require, if any, (c) the recording fees required in connection with the transfer of the AHC Real Property to Buyer, (d) one-half of the cost of the Survey, (e) any supplemental taxes assessed against the AHC Real Property as a result of the transaction contemplated hereby and (f) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by the Seller hereunder. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 10.3    Waiver. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)        if to the Seller or any Affiliated Seller, to:
A. H. Belo Corporation
508 Young Street
Dallas, Texas 75202-4804
Attention: Chief Financial Officer
Facsimile: (214) 977-8201
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067-3026
Attention: Mark Lahive
Facsimile: (310) 551-8741
(ii)    if to the Buyer, to:
Freedom Communications Holdings, Inc.
625 North Grand Avenue
Santa Ana, California 92701
Attention: Aaron Kushner
Facsimile: (208) 485-4839
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Johan V. Brigham
Facsimile: (617) 948-6001

Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “ordinary course of business” and words of similar imports when used in this Agreement will mean “in the ordinary course of business consistent with past practice,” unless otherwise specified.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, the Confidentiality Agreements and the Access Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Article VIII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other parties or their successors or assigns shall be brought and determined in any California State or federal court sitting in the City of Los Angeles (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10     Disclosure Generally. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 10.11     Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.
Section 10.12     Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of, in the case of an assignment or delegation by the Buyer, the Seller, or, in the case of an assignment or delegation by the Seller or any Affiliated Seller, the Buyer, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any wholly-owned subsidiary of the Buyer without the prior consent of the Seller if such assignment does not delay or impede the acquisition of the consents and waivers required to be delivered pursuant to Section 2.7(b); provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; provided still further, that no assignment shall relieve or limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.13     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California State or federal court sitting in the City of Los Angeles (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.14     Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.15     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.16     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.17     Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
Section 10.18     Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.19     No Presumption Against Drafting Party. Each of the Buyer and the Seller and the Affiliated Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the Seller and the Affiliated Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PRESS-ENTERPRISE COMPANY,
a Delaware corporation

By: /s/ Alison K. Engel
Name: Alison Engel
Title: Treasurer and Assistant Secretary
AHC CALIFORNIA PROPERTIES, LLC,
a Delaware limited liability company
By: /s/ Alison K. Engel
Name: Alison Engel
Title: Treasurer and Assistant Secretary
A. H. BELO MANAGEMENT SERVICES, INC.,
a Delaware corporation
By: /s/ Alison K. Engel
Name: Alison Engel
Title: Treasurer and Assistant Secretary

SIGNATURE PAGES TO ASSET PURCHASE AGREEMENT

FREEDOM COMMUNICATIONS HOLDINGS, INC.

By: /s/ Aaron P. Kushner
Name: Aaron P. Kushner
Title: Chief Executive Officer

SIGNATURE PAGES TO ASSET PURCHASE AGREEMENT